Exhibit 99.1

Rush Enterprises, Inc. Reports First Quarter 2017 Results

  Revenues of $1.0 billion, $14.5 million net income
  Rush Class 8 truck sales outperformed U.S. market; market share increases to 7.1%
  Class 4-7 truck sales impacted by timing of large fleet deliveries
  Aftermarket revenues up slightly due to increased activity in energy and construction

SAN ANTONIO, April 24, 2017 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (NASDAQ:RUSHA) (NASDAQ:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2017, the Company achieved revenues of $1.045 billion and net income of $14.5 million, or $0.36 per diluted share, compared with revenues of $1.071 billion and net income of $2.4 million, or $0.06 per diluted share, in the quarter ended March 31, 2016.  Our net income in the first quarter of 2016 was negatively impacted by the Company taking a non-recurring restructuring charge of $8.1 million to selling, general and administrative expenses.  This non-recurring restructuring charge was related to the closing of certain dealerships and the disposition of excess real estate in the first quarter of 2016.  This non-recurring restructuring charge reduced earnings per diluted share by $0.12 in the first quarter.  Excluding the first quarter 2016 non-recurring restructuring charge, net income increased by $7.2 million in the first quarter of 2017 compared to the first quarter of 2016.

“Given continued challenging market conditions, I am proud of our financial performance this quarter.  Modest increases in activity in both the energy and construction sectors positively impacted revenues in all parts of our business,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc.  “We continued to aggressively manage costs throughout our organization, which also contributed to our improved net income this quarter.  We also expanded our service and sales capacity with the opening of two new Peterbilt dealerships, one in New Mexico and one in Texas, and we continued numerous facility renovation projects across our network,” he said.  “We reorganized certain positions in our leadership team over the past few months to better align our operations and heighten our focus on strategic initiatives, and we are beginning to build momentum in these areas,” Rush added.

“As always, I wish to extend my thanks to all of our employees for their steadfast dedication to our customers while also managing expenses and staying focused on our strategic growth initiatives,” said Rush.

Operations

Aftermarket Solutions

Aftermarket services accounted for approximately 67% of the Company’s total gross profit in the first quarter of 2017, with parts, service and body shop revenues up 2.4%, as compared to the first quarter of 2016.  The Company achieved a quarterly absorption ratio of 113.4% in the first quarter of 2017.

“In general, vocational aftermarket business remains steady, and we are seeing growth on both coasts primarily linked to construction,” said Rush.  “We are also seeing modest growth in energy sector activity, and we expect that growth will continue at the same pace throughout 2017.

“Our dealerships continue to work diligently to manage expenses and gain efficiencies, both of which have helped improve our operating profit this quarter,” Rush noted. “Further, we remain committed to our strategic growth initiatives and are beginning to gain traction on these efforts,” he added.

Truck Sales

U.S. Class 8 retail sales were 38,023 units in the first quarter, down 29% over the same time period last year.  The Company sold 2,706 Class 8 trucks in the first quarter, an increase of 1.0% compared to 2016, and accounted for 7.1% of the U.S. Class 8 truck market.  ACT Research forecasts U.S. retail sales for Class 8 vehicles to be 168,000 units in 2017, a 15% decrease compared to 2016.

“Over-the-road fleet sales remain challenging, as they did throughout 2016, but we experienced moderate increases in stock truck, small fleet and vocational sales in the first quarter,” said Rush.  “The number of used trucks for sale nationwide remains higher than normal causing continued low used truck values.  However, we have positioned our used truck inventory to be as aggressive as possible in the current market,” Rush said.

“In addition, we have seen an increase in Class 8 truck orders from stronger activity in the vocational segment, such as construction and energy, and general economic improvement.  We are encouraged by this increase in order activity, and believe 2017 is shaping up to be better than originally anticipated,” said Rush.  The Company sold 2,553 Class 4-7 medium-duty commercial vehicles in the first quarter, a decrease of 22.0% compared to the first quarter of 2016, and accounted for 4.5% of the U.S. Class 4-7 commercial vehicle market.  ACT Research forecasts U.S. retail sales for Class 4-7 vehicles to reach 233,800 units in 2017, a 3% increase over 2016.

“Due to the timing of several large fleet deliveries in the first quarter of 2016, we showed a decline in our medium-duty sales this quarter, but we expect to remain on pace with the market throughout the rest of 2017,” Rush said.  “We continue to see demand for our ‘Ready-to-Roll’ work-ready inventory, especially in the Southeast United States where construction is strong, as well as strong demand in our vehicle lease and rental markets,” said Rush.

Financial Highlights

In the first quarter, the Company’s gross revenues totaled $1.045 billion, a 2.4% decrease from $1.071 billion in the first quarter of 2016.  Net income for the quarter was $14.5 million, or $0.36 per diluted share, compared to net income of $2.4 million, or $0.06 per diluted share, in the quarter ended March 31, 2016.  The non-recurring restructuring charge in the first quarter of 2016, related to the closing of certain dealerships and the disposition of excess real estate, reduced earnings per diluted share by $0.12 in the first quarter of 2016.  Excluding the first quarter 2016 non-recurring restructuring charge, net income increased by $7.2 million in the first quarter of 2017 compared to the first quarter of 2016.

Parts, service and body shop revenues were $350.1 million in the first quarter of 2017, compared to $341.9 million in the first quarter of 2016.  The Company delivered 2,706 new heavy-duty trucks, 2,553 new medium-duty commercial vehicles, 347 new light-duty commercial vehicles and 1,711 used commercial vehicles during the first quarter of 2017, compared to 2,679 new heavy-duty trucks, 3,271 new medium-duty commercial vehicles, 387 new light-duty commercial vehicles and 1,735 used commercial vehicles during the first quarter of 2016.

“As is customary for us in the first quarter of every year, expenses increased due to employee benefits and payroll taxes,” Rush said.  “Even with these expense increases and $7.65 million of stock repurchases made under our $40 million stock repurchase plan, our cash position remains strong, allowing us to plan for future growth,” Rush concluded.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Tuesday, April 25, 2017, at 10 a.m. Eastern/9 a.m. Central.  The call can be heard live by dialing 877-638-4557 (U.S.) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 10, 2017.  Listen to the audio replay until April 30, 2017 by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering the Conference ID 5310068.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 21 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems, telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services and the impact of strategic initiatives are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$89,073	$82,026
Accounts receivable, net	165,249	156,199
Note receivable affiliate	14,017	10,166
Inventories, net	872,907	840,304
Prepaid expenses and other	9,367	8,798
Assets held for sale	12,932	13,955
Total current assets	1,163,545	1,111,448
Investments	6,231	6,231
Property and equipment, net	1,124,746	1,135,805
Goodwill, net	290,191	290,191
Other assets, net	54,848	59,372
Total assets	$2,639,561	$2,603,047

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$684,595	$646,945
Current maturities of long-term debt	131,628	130,717
Current maturities of capital lease obligations	14,623	14,449
Liabilities directly associated with assets held for sale	–	783
Trade accounts payable	99,534	97,844
Customer deposits	16,217	18,418
Accrued expenses	76,811	83,974
Total current liabilities	1,023,408	993,130
Long-term debt, net of current maturities	459,817	472,503
Capital lease obligations, net of current maturities	67,994	70,044
Other long-term liabilities	8,249	7,214
Deferred income taxes, net	198,739	197,331
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2017 and 2016	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 30,481,059 Class A shares and 9,200,199 Class B shares outstanding in 2017; and 30,007,088 Class A shares and 9,245,447 Class B shares outstanding in 2016	445	438
Additional paid-in capital	320,730	309,127
Treasury stock, at cost: 934,171 class A shares and 3,894,409 class B shares in 2017 and 934,171 class A shares and 3,650,491 class B shares in 2016	(94,442)	(86,882)
Retained earnings	654,907	640,428
Accumulated other comprehensive loss, net of tax	(286)	(286)
Total shareholders’ equity	881,354	862,825
Total liabilities and shareholders’ equity	$2,639,561	$2,603,047

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016

Revenues:
New and used commercial vehicle sales	$635,953	$668,545
Parts and service sales	350,106	341,939
Lease and rental	51,244	50,887
Finance and insurance	3,929	4,499
Other	3,565	4,970
Total revenue	1,044,797	1,070,840
Cost of products sold:
New and used commercial vehicle sales	588,120	623,660
Parts and service sales	224,466	218,243
Lease and rental	44,304	45,667
Total cost of products sold	856,890	887,570
Gross profit	187,907	183,270
Selling, general and administrative expense	150,403	162,452
Depreciation and amortization expense	12,492	12,647
Gain (loss) on sale of assets	(163)	10
Operating income	24,849	8,181
Interest expense, net	2,791	4,239
Income before taxes	22,058	3,942
Provision for income taxes	7,579	1,547
Net income	$14,479	$2,395

Earnings per common share:
Basic	$.37	$.06
Diluted	$.36	$.06

Weighted average shares outstanding:
Basic	39,409	40,553
Diluted	40,701	41,049

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Absorption Ratio, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables.  The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods.  Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures.  Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	March 31, 2017	March 31, 2016
New heavy-duty vehicles	$361,425	$350,516
New medium-duty vehicles (including bus sales revenue)	189,307	223,979
New light-duty vehicles	13,605	14,389
Used vehicles	68,763	75,164
Other vehicles	2,853	4,497

Absorption Ratio	113.4%	106.4%

Absorption Ratio
Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance.  Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory.  When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	March 31, 2017	March 31, 2016
Floor plan notes payable	$684,595	$912,600
Current maturities of long-term debt	131,628	138,364
Current maturities of capital lease obligations	14,623	10,823
Liabilities directly associated with asset held for sale	–	5,920
Long-term debt, net of current maturities	459,817	434,267
Capital lease obligations, net of current maturities	67,994	48,554
Total Debt (GAAP)	1,358,657	1,550,528
Adjustments:
Debt related to lease & rental fleet	(568,347)	(552,223)
Floor plan notes payable	(684,595)	(912,600)
Adjusted Total Debt (Non-GAAP)	105,715	85,705
Adjustment:
Cash and cash equivalents	(89,073)	(47,275)
Adjusted Net Debt (Non-GAAP)	$16,642	$38,430

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet.  The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts.  “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	March 31, 2017	March 31, 2016
Net Income (GAAP)	$52,666	$51,667
Provision for income taxes	31,899	32,690
Interest expense	12,831	14,771
Depreciation and amortization	51,106	46,512
(Gain) loss on sale of assets	(1,582)	(138)
EBITDA (Non-GAAP)	146,920	145,502
Adjustment:
Interest expense associated with FPNP	(10,859)	(13,756)
Restructuring and impairment charges	859	8,071
Adjusted EBITDA (Non-GAAP)	$136,920	$139,817

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results.  The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst.  Management recorded a charge to selling, general and administrative expense during the first and second quarters of 2016 related to the closing of certain dealerships and the disposition of excess real estate.  Management believes adding back this charge to EBITDA provides both the investors and management with supplemental information regarding the Company’s core operating results. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	March 31, 2017	March 31, 2016
Net cash provided by operations (GAAP)	$457,929	$424,629
Acquisition of property and equipment	(182,294)	(339,215)
Free cash flow (Non-GAAP)	275,635	85,414
Adjustments:
Draws (payments) on floor plan financing, net	(165,722)	(67,094)
Proceeds from L&RFD	114,549	155,469
Debt proceeds related to business acquisitions	–	(5,645)
Principal payments on L&RFD	(163,214)	(151,216)
Non-maintenance capital expenditures	41,538	126,629
Adjusted Free Cash Flow (Non-GAAP)	$102,786	$143,557

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business.  Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities.  For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business.  “Free Cash Flows” and “Adjusted Free Cash Flows” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities.  “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	March 31, 2017	March 31, 2016
Total Shareholders' equity (GAAP)	$881,354	$852,198
Adjusted net debt (Non-GAAP)	16,642	52,658
Adjusted Invested Capital (Non-GAAP)	$897,996	$904,856

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital.  For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation.  The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts.  “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Contact:
Rush Enterprises, Inc., San Antonio
Steven L. Keller, 830-302-5226